Exhibit (g)(5)

AMENDMENT NUMBER 1 TO THE
TRANSFER AGENCY AND SERVICES AGREEMENT

This Amendment Number 1 to the Rule 22c-2 Supplement to the Transfer Agency and Services Agreement (the “Amendment”) is made as of March 16, 2011 by and among each International Strategy & Investment registered investment company party thereto (each a “Fund,” collectively the “Funds”) and State Street Bank and Trust Company, a Massachusetts trust company (the “Transfer Agent”).

WHEREAS, the Funds and the Transfer Agent entered into a Transfer Agency and Services Agreement dated as of July 1, 2010 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the Transfer Agent and the Funds desire to amend the Agreement as more particularly set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment.

Subsection 8 of Section 9, Miscellaneous, of the Agreement is hereby deleted in its entirety and replaced with the following:

9.8
Any written instructions, confirmations or other communications required by this Supplement may be made by electronic means unless otherwise specified by either party.  Claims under Section 7 must be submitted in writing by U.S. mail or commercial delivery service and may not be made by electronic means. For notice purposes (i) the mailing address of the Bank is P.O. Box 5049, Boston, MA 02206-5047; notices may also be sent to the Bank by email to the following e-mail addresses: scott.shirrell@statestreet.com and TACompliance@statestreet.com and (ii) the mailing address of the Funds is 40 West 5th Street, 18th Floor, New York, NY 10019; notices may also be sent to the Funds by facsimile delivery using the following number: (212) 486-4655.

2.	Miscellaneous.

(a)	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

(b)	The Funds hereby confirm that Schedule A to the Agreement is true, correct and complete in all respects as of the date hereof.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

ON BEHALF OF EACH
INTERNATIONAL STRATEGY & INVESTMENT
FUND PARTY TO THE AGREEMENT

By:	/s/ R. Alan Medaugh
Name:	R. Alan Medaugh
Title:	President

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